EXHIBIT 3.5

CERTIFICATE OF INCORPORATION

OF

GCA HOLDINGS, INC.

ARTICLE I

The name of the Corporation is GCA Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A.     AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 12,525,000 shares, consisting of:

(1)	3,025,000 shares of Class A Preferred Stock, par value $.01 per share (the “Class A Preferred”);

(2)	1,000,000 shares of Class B Preferred Stock, par value $.01 per share (the “Class B Preferred” and, together with the Class A Preferred, the “Preferred Stock”);

(3)	7,500,000 shares of Class A Common Stock, par value $.01 per share (the “Class A Common”); and

(4)	1,000,000 shares of Class B Common Stock, par value $.01 per share (the “Class B Common” and, together with the Class A Common, the “Common Stock”).

B.    PREFERRED STOCK

Section 1.    Dividends.    All dividends shall be payable when, as and if declared by the Corporation’s board of directors. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock issued upon the Corporation’s outstanding shares of Common Stock, the Corporation shall also declare and pay to the holders of Class A Preferred and Class B Preferred, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Conversion Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. In the event that the Corporation declares or pays any dividends upon the Preferred Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of Common Stock at the same time that it declares and pays such dividends to the holders of the Preferred Stock, the same dividend per share of Common Stock as the dividend paid per share of Common Stock issuable upon conversion of the Preferred Stock. The Corporation shall not declare or pay any dividends upon either the Class A Preferred or the Class B Preferred (whether payable in cash, securities or other property) unless the Corporation shall also declare and pay to the holders of each Share of Class A Preferred and Class B Preferred, at the same time, the same dividend per share.

Section 2.    Liquidation.    Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any Junior Securities (in the case of clause (i) below), an amount equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder (plus all declared and unpaid dividends thereon) and (ii) the amount which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Preferred Stock were converted into Conversion Stock immediately prior to such event (and, if the amount to be distributed or paid to the holders of Preferred Stock pursuant to this clause (ii) is greater than the amount that would be distributed or paid to the holders of Preferred Stock pursuant to clause (i) above, then the entire amount distributed or paid to the Corporation’s stockholders pursuant to any such liquidation, dissolution or winding up shall be distributed pro rata among the holders of the Preferred Stock (on an as-if-converted basis) and the holders of the Common Stock), and the holders of Preferred Stock shall not be entitled to any further payment in respect thereof. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Preferred Stock based upon the aggregate Liquidation Value (plus all declared and unpaid dividends thereon) of the Preferred Stock held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Junior Securities in connection with such liquidation, dissolution or winding up. If a Fundamental Change is proposed to occur, the Corporation shall give prompt written notice of such proposed Fundamental Change describing in reasonable detail the material terms and proposed date of consummation thereof to each holder of Preferred Stock, and the Corporation shall give each holder of Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. Upon the election of the holders of a majority of the outstanding Shares of Preferred Stock delivered to the Corporation within 20 days after receipt of the Corporation’s notice to the holders of Preferred Stock under this Section 2, any Fundamental Change shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 2, and the holders of Preferred Stock shall be entitled to receive in connection therewith payment from the Corporation (or the successor or purchasing entity) of the amounts payable with respect to the Preferred Stock upon a liquidation, dissolution or winding up of the Corporation under this Section 2 in cancellation of their Shares upon the consummation of any such transaction. In any liquidation, dissolution or winding up of the Corporation (including in the case of any Fundamental Change as provided above), if the consideration to be received by the holders of Preferred Stock is other than cash, the fair value thereof shall be determined jointly by the Corporation and the holders of a majority of the outstanding Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation. If the consideration to be received in any such liquidation, dissolution or winding up (including any Fundamental Change as provided above) consists of securities, the fair value thereof shall be the Market Price thereof as of the date of receipt (or, if the fair value thereof is otherwise determined pursuant to the provisions of any definitive agreement entered into in connection with any such transaction, then the fair value of any such securities shall be as determined in any such definitive agreement). Each holder of Preferred Stock shall have the right to elect the benefits of this Section 2 or paragraph 5E hereof in connection with any such Fundamental Change.

Section 3.    Priority of Preferred Stock on Dividends and Redemptions.    So long as at least 756,250 Shares of Preferred Stock remain outstanding, without the prior written consent of the holders of a majority of the outstanding Shares of Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, other than repurchases of Common Stock from former employees of the Company and its Subsidiaries upon termination of employment at cost, or if for other than cost, for an aggregate purchase price of no more than $250,000 in any twelve-month period pursuant to arrangements approved by the Corporation’s board of directors, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, except that the Corporation may declare and pay dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock and any of its Subsidiaries may declare and pay dividends or make distributions to the Corporation or any other Subsidiary.

Section 4.    Voting Rights.

4A.    Election of Directors.

(i)    So long as at least 488,000 Shares of Class A Preferred remain outstanding, in the election of directors of the Corporation, the holders of the Class A Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each Share of Class A Preferred entitled to one vote, shall be entitled to elect (by majority vote) two directors to serve on the Corporation’s Board of Directors until each such director’s successor is duly elected by the holders of the Class A Preferred or until such director is removed (by majority vote) from office by the holders of the Class A Preferred. So long as at least 244,000 Shares, but less than 488,000 Shares, of Class A Preferred remain outstanding, in the election of directors of the Corporation, the holders of the Class A Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each Share of Class A Preferred entitled to one vote, shall be entitled to elect (by majority vote) one director to serve on the Corporation’s Board of Directors until such director’s successor is duly elected by the holders of the Class A Preferred or until such director is removed (by majority vote) from office by the holders of the Class A Preferred. If the holders of the Class A Preferred for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Class A Preferred elect a director to fill such position and shall not be filled by resolution or vote of the Corporation’s Board of Directors or the Corporation’s other stockholders. If less than 488,000 Shares of Class A Preferred remain outstanding, then the holders of Shares of Class A Preferred and Class A Common voting together as a single class on an as-converted basis shall be entitled to elect one of the two directors which the holders of Class A Preferred would otherwise be entitled to elect pursuant to this paragraph until each such director’s successor is duly elected by the holders of the Class A Preferred and Class A Common voting together as a single class on an as-converted basis or until such director is removed (by majority vote) from office by the holders of the Class A Preferred and Class A

Common voting together as a single class on an as-converted basis. If less than 244,000 Shares of Class A Preferred remain outstanding, then the holders of Shares of Class A Preferred and Class A Common voting together as a single class on an as-converted basis shall be entitled to elect the two directors which the holders of Class A Preferred would otherwise be entitled to elect pursuant to this paragraph until each such director’s successor is duly elected by the holders of the Class A Preferred and Class A Common voting together as a single class on an as-converted basis or until such director is removed (by majority vote) from office by the holders of the Class A Preferred and Class A Common voting together as a single class on an as-converted basis.

(ii)    In the election of directors of the Corporation, the holders of Class A Common, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each share of Class A Common entitled to one vote, shall be entitled to elect (by majority vote) two directors to serve on the Corporation’s Board of Directors until each such director’s successor is duly elected by the holders of the Class A Common or until such director is removed (by majority vote) from office by the holders of the Class A Common. If the holders of the Class A Common for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Class A Common elect a director to fill such position and shall not be filled by resolution or vote of the Corporation’s Board of Directors or the Corporation’s other stockholders.

(iii)    In the election of directors of the Corporation, all other directors shall be elected by the holders of Class A Preferred and Class A Common, voting together as a single class on an as-converted basis until each such director’s successor is duly elected by the holders of Class A Preferred and Class A Common voting together as a single class on an as-converted basis or until such director is removed (by majority vote) from office by the holders of the Class A Preferred and Class A Common voting together as a single class on an as-converted basis.

4B.    Other Voting Rights.    The holders of the Class A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s Bylaws, and in addition to any circumstances in which the holders of the Class A Preferred shall be entitled to vote as a separate class under the General Corporation Law of Delaware, the holders of the Class A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Class A Common voting together as a single class with each share of Class A Common entitled to one vote per share and each Share of Class A Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Class A Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote. Notwithstanding the foregoing, the voting rights of the holders of Class A Preferred and the voting rights of the holders of Class A Common with respect to the election of directors shall be solely as provided in paragraph 4A above. In accordance with the provisions of § 242(b)(2) of the General Corporation Law of the State of Delaware, the number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the class vote requirements set forth in § 242(b)(2) of the General Corporation Law of the State of Delaware (but, in the case of any decrease, not below the number of outstanding shares of any such class). Except as otherwise required by applicable law, the holders of the Class B Preferred shall have no right to vote on any matters to be voted on by the stockholders of the Corporation (including the election of directors); provided that the holders of the Class B Preferred shall have the right to vote on any merger or consolidation of the Corporation with or into another entity or entities, or any sale or transfer of all or substantially all of the Corporation’s assets, or any transaction that would constitute a Fundamental Change in which the holders of the Class A Preferred are entitled to vote, together with the holders of the Common Stock and the Class A Preferred voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Class A Preferred and Class B Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Class A Preferred and Class B Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote.

Section 5.    Conversion.

5A.    Conversion Procedure for Conversion of Preferred Stock into Common Stock.

(i)    At any time and from time to time, any holder of Preferred Stock may convert all or any portion of the Preferred Stock held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $104.595 and dividing the result by the Conversion Price then in effect.

(ii)    Except as otherwise provided herein, each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)    Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Public Offering, a Fundamental Change or other transaction affecting the Corporation or a holder of Preferred Stock, the conversion of any Shares of Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(iv)    As soon as possible after a conversion has been effected (but in any event within three (3) business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

(a)    a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b)    payment in an amount equal to all declared dividends with respect to each Share converted which have not been paid prior thereto, plus the amount payable under subparagraph (viii) below with respect to such conversion; and

(c)    a certificate representing any Shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v)    The issuance of certificates for shares of Conversion Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(vi)    The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon the conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation and the Corporation shall pay all filing fees and expenses payable by the Corporation or any such holder in connection therewith).

(vii)    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

(viii)    If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

5B.    Conversion Price.    The initial Conversion Price shall be $104.595. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5.

5C.    Subdivision or Combination of Common Stock.    If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

5D.    Reorganization, Reclassification, Consolidation, Merger or Sale.    Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that the Preferred Stock shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Preferred Stock shall thereafter have the right to acquire and receive upon conversion of such Preferred Stock, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that the provisions of this Section 5 and Section 6 hereof shall thereafter be applicable to the Preferred Stock. The Corporation shall not effect any such Organic Change, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from the Organic Change assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

5E.    Notices.

(i)    Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)    The Corporation shall give written notice to all holders of Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)    The Corporation shall also give written notice to the holders of Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

5F.    Automatic Conversion.    Each share of Preferred Stock shall automatically be converted into shares of Conversion Stock at the Conversion Price at the time in effect for the Preferred Stock immediately upon the Corporation effecting a firm commitment underwritten Public Offering of shares of its Common Stock which is underwritten by a nationally recognized investment bank in which (i) the aggregate price paid by the public for the shares shall be at least $75,000,000 and (ii) the price per share paid by the public for such shares shall be at least 200% of the Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Public Offering (a “Qualified Public Offering”). Any such automatic conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Qualified Public Offering and upon written notice of such automatic conversion delivered to all holders of Preferred Stock at least seven days prior to such closing.

5G.    Conversion Procedure for Conversion of Class B Preferred into Class A Preferred.

(i)    At any time and from time to time, any holder of Class B Preferred may convert all or any portion of the Class B Preferred held by such holder into an equal number of shares of Class A Preferred; provided that, notwithstanding the foregoing, no holder of Class B Preferred shall be entitled to exercise the conversion rights under this paragraph 5G to acquire any shares of Class A Preferred upon conversion of shares of Class B Preferred if, as a result of such conversion, such holder, together with the other holders of Class A Preferred and Underlying Class A Common, would collectively own in the aggregate, shares of Class A Preferred and shares of Class A Common representing 50% or more of the Corporation’s outstanding Class A Preferred and Class A Common.

(ii)    Each conversion of shares of Class B Preferred into shares of Class A Preferred shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Class B Preferred stating that such holder desires to convert the shares, or a stated number of the shares, of such Class B Preferred represented by such certificate or certificates into shares of Class A Preferred. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Preferred, as such holder, shall cease and such holder shall be deemed to have become the holder of record of the shares of Class A Preferred represented thereby.

(iii)    Promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Class A Preferred issuable upon such conversion and (b) a certificate representing any Class B Preferred which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

(iv)    The issuance of certificates for Class A Preferred upon conversion of Class B Preferred shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Preferred or Class B Preferred, as the case may be.

(v)    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Preferred, solely for the purpose of issuance upon the conversion of the Class B Preferred, such number of shares of Class A Preferred issuable upon the conversion of all outstanding Class B Preferred. All shares of Class A Preferred which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Preferred may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of stock may be listed (except for official notice of issuance which shall be promptly transmitted by the Corporation upon issuance).

(vi)    The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner which would interfere with the timely conversion of any shares of Class B Preferred. The Corporation shall assist and cooperate with any holder of Class B Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Class B Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation and the Corporation shall pay all filing fees and expenses payable by the Corporation or any such holder in connection therewith).

Section 6.    Purchase Rights.    If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 7.    Registration of Transfer.    The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate.

Section 8.    Replacement.    Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 9.    Definitions.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Common Stock” means, collectively, the Corporation’s Class A Common and Class B Common, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Stock” means, with respect to the Class A Preferred, shares of Class A Common, and, with respect to the Class B Preferred, shares of Class B Common; provided that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Fundamental Change” means (a) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business consistent with past practice), (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms and relative priorities of the Preferred Stock are not changed and the Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of Common Stock and Preferred Stock as of the closing under the

Securities Purchase Agreement shall continue to own more than 50% of the Corporation’s Common Stock (assuming conversion of the Preferred Stock) and (c) any transaction or series of related transactions in which the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions shall, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions or otherwise) fail to hold at least 50% of the voting power of the Corporation or the resulting or surviving entity following such transaction or series of related transactions.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Preferred Stock.

“Liquidation Value” of any Share as of any particular date shall be equal to $104.595 less the aggregate amount of any dividends declared and paid on such Share as of such date of determination.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Securities Purchase Agreement” means that certain Securities Purchase and Exchange Agreement, dated as of April 21, 2004, by and among the Corporation and the other Persons named therein, as such agreement may be amended or modified from time to time in accordance with its terms.

“Share” means a share of Preferred Stock and “Shares” means shares of Preferred Stock.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“Underlying Class A Common” means (i) shares of Class A Common issued upon conversion of any shares of Class A Preferred issued pursuant to the Conversion (as defined in the Securities Purchase Agreement) and (ii) shares of Class A Common issued upon conversion of any shares of Class B Common issued upon conversion of any shares of Class B Preferred issued pursuant to the Conversion (as defined in the Securities Purchase Agreement). As to any particular shares of Underlying Class A Common, such shares shall cease to be Underlying Class A Common when they have been (a) effectively registered under the Securities Act of 1933 and disposed of in accordance with the registration statement covering them, or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act of 1933 (or any similar provision then in force).

Section 10.    Amendment and Waiver.    No amendment, modification, alteration, repeal or waiver of any provision of Sections 1 to 11 hereof shall be binding or effective without the prior written consent of the holders of a majority of the Preferred Stock outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Preferred Stock then outstanding.

Section 11.    Notices.    Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

C.    COMMON STOCK

Except as otherwise provided in this Part C or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

Section 1.    Voting Rights.    Except as otherwise provided in this Part C or as otherwise required by applicable law, the holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation; provided that that the right of the holders of Class A Common to vote for the election of directors shall be solely as provided in paragraph 4A of Part B above. Except as otherwise required by applicable law, the holders of Class B Common shall have no right to vote on any matters to be voted on by the stockholders of the Corporation (including the election of directors); provided that the holders of the Class B Common shall have the right to vote on any merger or consolidation of the Corporation with or into another entity or entities, or any sale or transfer of all or substantially all of the Corporation’s assets, or any transaction that would constitute a Fundamental Change (as defined in Part B above) in which the holders of the Class A Common are entitled to vote, together with the holders of the Class A Common and the Preferred Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote).

Section 2.    Dividends.    As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common and the holders of Class B Common shall be entitled to receive such dividends pro rata at the same rate per share of each class of Common Stock; provided that if dividends are declared or paid in shares of Common Stock, the dividends payable to the holders of Class A Common shall be payable in shares of Class A Common and the dividends payable to the holders of Class B Common shall be payable in shares of Class B Common. The right of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

Section 3.    Liquidation.    Subject to the provisions of the Preferred Stock, the holders of the Class A Common and the holders of the Class B Common shall be entitled to participate pro rata at the same rate per share of each class of Common Stock in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 4.    Conversion.

4A.    Conversion of Class B Common into Class A Common.

(i)    At any time and from time to time, each holder of Class B Common (other than a BHC Stockholder) shall be entitled to convert into an equal number of shares of Class A Common any or all of the shares of Class B Common held by such holder; provided that, notwithstanding the foregoing, no holder of Class B Common shall be entitled to exercise the conversion rights under this subparagraph (i) to acquire any shares of Class A Common upon conversion of shares of Class B Common if, as a result of such conversion, such holder, together with the other holders of Underlying Class A Common (as defined in Part B above) and Class A Preferred, would collectively own in the aggregate, shares of Class A Preferred and shares of Class A Common representing 50% or more of the Corporation’s outstanding Class A Preferred and Class A Common.

(ii)    In addition to the conversion rights under subparagraph (i) above (and notwithstanding the availability of such conversion rights), in connection with the occurrence (or the expected occurrence as described in subparagraph (iv) below) of any Conversion Event, each holder of Class B Common shall be entitled to convert into an equal number of shares of Class A Common any or all of the shares of such holder’s Class B Common being (or expected to be) distributed, disposed of or sold in connection with such Conversion Event.

(iii)    For purposes of this paragraph 4A, a “Conversion Event” shall mean (a) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors (provided that such sale has been approved by the Corporation’s Board of Directors or a committee thereof), (c) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Class B Common being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors, (d) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation, and (e) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a person or group of persons (within the meaning of the 1934 Act) in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors (provided that the transaction has been approved by the Corporation’s Board of Directors or a committee thereof). For purpose of this paragraph 4A, “person” shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization.

(iv)    Each holder of Class B Common shall be entitled to convert shares of Class B Common in connection with any Conversion Event if such holder reasonably believes that such Conversion Event shall be consummated, and a written request for conversion from any holder of Class B Common to the Corporation stating such holder’s reasonable belief that a Conversion Event shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Conversion Event. The Corporation shall not cancel the shares of Class B Common so converted before the tenth day following such Conversion Event and shall reserve such shares until such tenth day for reissuance in compliance with the next sentence. If any shares of Class B Common are converted into shares of Class A Common in connection with a Conversion Event and such shares of Class A Common are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Class A Common shall be promptly converted back into the same number of shares of Class B Common.

4B.    Conversion Procedure for Conversion of Class B Common into Class A Common.

(i)    Unless otherwise provided in connection with a Conversion Event with respect to the Class B Common, each conversion of shares of Class B Common into shares of Class A Common shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Class B Common stating that such holder desires to convert the shares, or a stated number of the shares, of such Common Stock represented by such certificate or certificates into shares of Class A Common. Unless otherwise provided in connection with a Conversion Event, each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common, as such holder, shall cease and such holder shall be deemed to have become the holder of record of the shares of Class A Common represented thereby.

(ii)    Promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Class A Common issuable upon such conversion and (b) a certificate representing any Class B Common which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

(iii)    The issuance of certificates for Class A Common upon conversion of Class B Common shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common or Class B Common, as the case may be.

(iv)    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for the purpose of issuance upon the conversion of the Class B Common, such number of shares of Class A Common issuable upon the conversion of all outstanding Class B Common. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Stock may be listed (except for official notice of issuance which shall be promptly transmitted by the Corporation upon issuance).

(v)    The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock. The Corporation shall assist and cooperate with any holder of Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation and the Corporation shall pay all filing fees and expenses payable by the Corporation or any such holder in connection therewith).

4C.    Conversion of Class A Common into Class B Common.

(i)    In connection with the occurrence of a BHC Regulatory Problem (as defined below) and upon 10 business days prior written notice to the Corporation and the holders of Class A Preferred and Underlying Class A Common, any BHC Stockholder (as defined below) holding Class A Common shall be entitled to convert into an equal number of shares of Class B Common any or all of the shares of such holder’s Class A Common.

(ii)    For purposes of this paragraph 4C, (a) “BHCA” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder, (b) a “BHC Regulatory Problem” shall be deemed to exist if a BHC Stockholder obtains an opinion of counsel (which counsel shall be reasonably acceptable to the Corporation’s board of directors and may be in-house counsel of such BHC Stockholder or any of its affiliates), to the effect that there is a material likelihood that such BHC Stockholder would be in violation of any provision of the BHCA (without regard to Section 4(k) thereof), including any regulation, written interpretation or directive of any governmental authority having regulatory authority over such BHC Stockholder or any other law, rule, regulation or administrative practice to which such BHC Stockholder is subject, as a result of the BHC Stockholder continuing to hold voting stock of the Corporation, and (c) “BHC Stockholder” means any stockholder of the Corporation that is a bank holding company, as defined in 12 U.S.C. §1841(a), or a non-bank subsidiary of such bank holding company.

4D.    Conversion Procedure for Conversion of Class A Common into Class B Common.

(i)    Each conversion of shares of Class A Common into shares of Class B Common shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Class A Common stating that such holder desires to convert the shares, or a stated number of the shares, of such Common Stock represented by such certificate or certificates into shares of Class B Common. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class A Common, as such holder, shall cease and such holder shall be deemed to have become the holder of record of the shares of Class B Common represented thereby.

(ii)    Promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Class B Common issuable upon such conversion and (b) a certificate representing any Class A Common which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

(iii)    The issuance of certificates for Class B Common upon conversion of Class A Common shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common or Class B Common, as the case may be.

(iv)    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common, solely for the purpose of issuance upon the conversion of the Class A Common, such number of shares of Class B Common issuable upon the conversion of all outstanding Class A Common held by BHC Stockholders. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class B Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Stock may be listed (except for official notice of issuance which shall be promptly transmitted by the Corporation upon issuance).

(v)    The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock. The Corporation shall assist and cooperate with any holder of Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

4E.    Stock Splits.    If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

Section 5.    Registration of Transfer.    The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common

Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 6.    Replacement.    Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 7.    Notices.    All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

ARTICLE V

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Timothy J. Harris	Morrison & Foerster LLP Attn: Timothy J. Harris 755 Page Mill Road Palo Alto, California 94304-1018

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

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ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE IX shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

*    *    *    *    *    *    *

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 14th day of May, 2004.

/s/ Timothy J. Harris
Timothy J. Harris, Sole Incorporator